EXHIBIT 22

                           Subsidiaries of the Company

     All of the following subsidiaries of the Small Business Issuer are New York corporations and wholly-owned, except as indicated otherwise:

                           Access Network Corp.
                           Dan's Papers Inc.*
                           Manhattan Publishing Corp.
                           Media Venture Group, Inc.
                           Parkchester Publishing Co. Inc.
                           Tribco Incorporated
                           Nassau Community Newspaper Group, Inc.
                           Capitol Hill Publishing, Inc.
                           Brooklyn Newspaper Publishing, Inc.
                           West Side Newspaper Corp.
                           South Shore Publishers, Inc.


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*        = 80%-owned.

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